PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                     Dated January 26, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES E
               Euro Fixed Rate Senior Bearer Notes Due 2001

                               ------------

               We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2001) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.


Principal Amount:        Euro 8,650,000

Maturity Date:           January 29, 2001

Settlement Date
  (Original Issue Date): January 29, 1999

Interest Accrual Date:   January 29, 1999

Issue Price:             100%

Specified Currency:      Euro

Redemption Percentage
  at Maturity:           100%

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Rate:           3.15% per annum

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Interest Payment Dates:  Each January 29, commencing January 29, 2000, provided that if any such day (except the Maturity
                         Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day.

Interest Payment Period: Annually

Calculation Agent:       The Chase Manhattan Bank (London branch)

Denominations:           Euro 10,000

Common Code:             9443452

ISIN:                    XS0094434528

Other Provisions:        See below

   Business Day:         Any day, other than a Saturday or Sunday, that is
                         neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law or regulation to close in The City of London and which is a TARGET Settlement Day.

   TARGET Settlement     Any day on which the Trans-European Automated
     Day:                Real-Time Gross Settlement Express Transfer
                         (TARGET) System is open.


 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER